EXHIBIT 99.1

Sharps Compliance Announces Second Quarter Fiscal 2012 Preliminary Revenue Up 35% and Non-Renewal Notice of MWMS(TM) Annual Maintenance Contract

  Revenue for second quarter fiscal 2012 is expected to be $6.2 million

  Company expects to report break-even results

  Billings were up 43%, excluding government maintenance contract, driven by retail, professional and pharmaceutical markets

  Company received notification that third year option on annual maintenance contract for managing MWMS™ inventory for U.S. Center for Disease Control contract will not be exercised

HOUSTON, Jan. 17, 2012 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective solutions designed for the proper management of medical waste, used healthcare materials and unused dispensed medications, announced it expects to report revenue of $6.2 million for its fiscal 2012 second quarter which ended December 31, 2011. This would be a 35% increase over the prior year period. Also, it anticipates that from margin expansion on higher volume, it will report break-even to slightly positive net income.

David P. Tusa, President and CEO, commented, "This quarter's results demonstrate the excellent progress we are making in our key targeted markets. While we are disappointed that the U.S. Government's maintenance contract will not be renewed for the third option year, beginning February 1, 2012, we expect that we will be able to replace the revenue through our sales and marketing efforts to the retail, professional and pharmaceutical markets. Excluding the government maintenance contract, billings in the second quarter were up 43%."

Sharps Compliance was providing maintenance services, including inventory warehousing and rotation, as well as training and other medical waste-related services for the Medical Waste Management System™ acquired from the Company by the U.S. Center for Disease Control ("CDC") via the Department of Veterans Affairs under a contract awarded in February 2009. The Company has been providing the maintenance services to the CDC at a rate of about $0.7 million per quarter.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large health care facility setting. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large health care settings by targeting the major agencies that are interrelated with this medical waste stream, including the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps® MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps™ Recovery System™ and TakeAway System™ products combined with warehousing, inventory management, training, data and other services. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. The Complete Needle™ Collection & Disposal System is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com